STOCK PURCHASE AGREEMENT

                                      AMONG

                            RESEARCH ENGINEERS, INC.

                              e-DESTINATIONS, INC.

                                       AND

                                  VINOD BHINDI
                                 DHANESH BHINDI
                                  RAKESH KAPOOR
                                       AND
                                  JAYENT BHINDI


                                JANUARY 31, 2000




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                                TABLE OF CONTENTS

DESCRIPTION                                                             PAGE NO.
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1. PURCHASE AND SALE OF SHARES.................................................1
   1.1      Purchase and Sale. ................................................1
   1.2      Purchase Price. ...................................................1

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS...................1
   2.1      Organization; Good Standing; Qualification and Power...............2
   2.2      Capital Structure..................................................2
            2.2.1    Stock and Options. .......................................2
            2.2.2    No Other Commitments. ....................................2
   2.3      Authority..........................................................2
            2.3.2    Sellers' Authority. ......................................2
            2.3.3    No Conflict. .............................................3
            2.3.4    Governmental Consents. ...................................3
   2.4      Financial Statements...............................................3
   2.5      Compliance with Applicable Laws. ..................................3
   2.6      Insurance..........................................................3
   2.7      Litigation.........................................................4
   2.8      ERISA and Other Compliance.........................................4
   2.9      Absence of Undisclosed Liabilities. ...............................4
   2.10     Absence of Certain Changes or Events. .............................4
   2.11     No Defaults........................................................6
   2.12     Certain Agreements. ...............................................6
   2.13     Taxes..............................................................6
   2.14     Intellectual Property..............................................8
   2.15     Fees and Expenses..................................................8
   2.16     Environmental Matters..............................................8
   2.17     Interested Party Transactions. ....................................9
   2.18     Disclosure.........................................................9
   2.19     Restrictions on Business Activities................................9
   2.20     Accounts Receivable................................................9
   2.21     Personal Property..................................................9
   2.22     Real Property......................................................9
   2.23     Contracts.........................................................10
   2.24     Investment Representation.........................................10

3. REPRESENTATIONS AND WARRANTIES OF REI......................................10
   3.1      Organization; Good Standing; Qualification and Power..............11
   3.2      Capital Structure.................................................11
   3.3      Authority.........................................................11
            3.3.1    Corporate Action.........................................11
            3.3.2    No Conflict..............................................11
            3.3.3    Governmental Consents....................................12


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DESCRIPTION                                                             PAGE NO.
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   3.4      SEC Documents.....................................................12
            3.4.1    SEC Reports..............................................12
            3.4.2    Financial Statements.....................................12
   3.5      Litigation........................................................12
   3.6      Fees and Expenses.................................................13
   3.7      Disclosure........................................................13

4. ADDITIONAL AGREEMENTS......................................................13
   4.1      Employee Matters..................................................13
   4.2      Employment Agreement..............................................13
   4.5      ..................................................................13
   4.6      Final Distribution of Retained Earnings...........................13
   4.7      Replacement of Bonds..............................................14

5. INDEMNIFICATION OF THE PARTIES.............................................14
   5.1      Indemnification by Sellers........................................14
   5.2      Indemnification by REI............................................14
   5.3      Adjustments to Indemnification Payments...........................14
   5.4      Indemnification Procedures........................................15
   5.5      Manner of Indemnification.........................................16

6. CLOSING....................................................................16
   6.1      Closing Date......................................................16
   6.2      Deliveries by the Company and Sellers at the Closing..............16
   6.3      Deliveries by REI at the Closing..................................16

7. NON-COMPETITION............................................................17
   7.1      Definitions.......................................................17
   7.2      Non-Competition...................................................19
   7.3      Non-Solicitation of Employees.....................................19
   7.4      Non-Solicitation of Customers.....................................19
   7.5      Additional Agreements.............................................19
   7.6      Remedies; Enforceability..........................................20

8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS......................20
9. MISCELLANEOUS..............................................................20
   9.1      Governing Law.....................................................20
   9.2      Assignment: Binding Upon Successors and Assigns...................20
   9.3      Severability......................................................20
   9.4      Counterparts......................................................20
   9.5      Other Remedies....................................................21
   9.6      Amendment and Waivers. ...........................................21
   9.7      Expenses..........................................................21
   9.8      Attorneys' Fees...................................................21


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DESCRIPTION                                                             PAGE NO.
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   9.9      Notices...........................................................21
   9.10     Construction of Agreement.........................................22
   9.11     No Joint Venture..................................................22
   9.12     Further Assurances................................................22
   9.13     Absence of Third Party Rights.....................................23
   9.14     Entire Agreement..................................................23





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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into as of this 31st day of January, 2000, by and among Research Engineers, Inc., a Delaware corporation ("REI"), e- Destinations, Inc., a California corporation (the "Company"), Vinod Bhindi, an individual, Dhanesh Bhindi, an individual, Rakesh Kapoor, an individual, and Jayent Bhindi, an individual (collectively, "Sellers").

                                    RECITALS

         A. Sellers own, in the aggregate, all of the issued and outstanding shares (the "Shares") of capital stock of the Company.

         B. REI desires to purchase from Sellers, and Sellers desire to sell to REI, the Shares on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties to this Agreement agree as follows:

         1. PURCHASE AND SALE OF SHARES.

                  1.1 PURCHASE AND SALE. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 6.1 below), Sellers shall transfer, convey, assign and deliver the Shares to REI, and REI shall acquire, purchase and accept the Shares from Sellers.

                  1.2 PURCHASE PRICE. The aggregate purchase price for the Shares shall consist of 30,000 shares of Common Stock, $.01 par value per share, of REI (the "Stock") valued at $20.92 per share of Stock and options to purchase up to 50,000 shares of Common Stock (the "Options") with an exercise price of $20.92 per share in the form of EXHIBIT 1.2(A) attached hereto. The shares of Stock and Options shall be allocated and paid to the Sellers in the manner described in EXHIBIT 1.2(B) attached hereto.

         2.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
                  SELLERS.

                  Except as set forth in a schedule dated the date of this Agreement and delivered by the Company to REI concurrently herewith (the "Disclosure Schedule") specifically identifying the Section of this Agreement requiring the delivery of such disclosure, the Company and Sellers jointly and severally represent and warrant to REI as set forth below. In this Agreement, any reference to any event, change or effect being "material" with respect to any entity or group of entities means any material event, change or effect related to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of such entity or group of entities taken as a whole. In this Agreement, the term "Material Adverse Effect" used in connection with a party or any of that party's subsidiaries means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of that party and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that a Material Adverse Effect shall not include any adverse effect resulting from general economic conditions or conditions affecting the engineering software market or travel industry.



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                  2.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. The
Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect. The Company does not have any subsidiaries. The Company has made available to REI or its counsel complete and correct copies of the articles of incorporation and bylaws of the Company, as amended to the date of this Agreement, and copies of all minutes of meetings and actions by written consent of shareholders, directors and board committees of the Company.

                  2.2      CAPITAL STRUCTURE.

                           2.2.1 STOCK AND OPTIONS. The authorized capital stock
of the Company consists of 100,000 shares of common stock, no par value per share (the "Common Stock"), and no shares of preferred stock. At the close of business on January 31, 2000, 10,000 shares of Common Stock were issued and outstanding. All outstanding shares of Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. The shares of Common Stock owned by each Seller are owned by each such Seller free and clear of any liens, security interests, pledges, agreement, claims, charges or encumbrances.

                           2.2.2 NO OTHER COMMITMENTS. There are no options,
warrants, calls, rights, commitments, conversion rights or agreements of any character to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of the Company or securities convertible into or exchangeable for shares of capital stock of the Company, or obligating the Company to grant, extend or enter into any option, warrant, call, right, commitment, conversion right or agreement. There are no voting trusts or other agreements or understandings to which the Company or any Seller is a party with respect to the voting of the capital stock of the Company.

                  2.3      AUTHORITY.

                           2.3.1 CORPORATE ACTION. The Company has all requisite
corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and this Agreement is the valid and binding obligation of the Company, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

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                           2.3.2 SELLERS' AUTHORITY. Each of Sellers has full
power and capacity to enter into this Agreement. This Agreement has been duly executed and delivered by Sellers and this Agreement is the valid and binding obligation of Sellers, enforceable in accordance with its terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                           2.3.3 NO CONFLICT. Neither the execution, delivery
and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of the Company under, any term, condition or provision of (x) the articles of incorporation or bylaws of the Company or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges, or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

                           2.3.4 GOVERNMENTAL CONSENTS. No consent, approval,
order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), is required to be obtained by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  2.4 FINANCIAL STATEMENTS. The Company has furnished to REI copies of: (a) the unaudited compiled balance sheets of the Company at December 31, 1997 and 1998 and the unaudited balance sheets of the Company for the eleven months ended November 30, 1999, and the related statements of income for the periods then ended. All financial statements referred to in this Section 2.4 (the "Financial Statements") are complete and correct, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the respective periods, and fairly present the financial condition of the Company as at the respective dates thereof and the results of operation of the Company for the respective periods covered by the statements of income contained in therein. The Company does not have any material obligations or liabilities, contingent or otherwise, not fully disclosed by Financial Statements.

                  2.5 COMPLIANCE WITH APPLICABLE LAWS. The business of the Company is not being conducted in violation of any law, ordinance, regulation, rule or order of any Governmental Entity where the violation would have a Material Adverse Effect. The Company has not been notified by any Governmental Entity that any investigation or review with respect to the Company is pending or threatened, nor has any Governmental Entity notified the Company of its intention to conduct an investigation or review. The Company has all permits, licenses and franchises from Governmental Entities required to conduct its business as now being conducted, except for those whose absence would not have a Material Adverse Effect.

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                  2.6 INSURANCE. The Company maintains and at all times since
1991 has maintained fire and casualty and general liability insurance that the Company believes to be reasonably prudent for its business. The Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained by the Company. The Company has delivered or made available to REI complete and correct copies of all such policies, together with all riders and amendments thereto. These policies are in full force and effect, and all premiums due thereon have been paid. The Company has complied in all material respects with the terms and provisions of the policies. No claims have been made by the Company under any policy of insurance and, in the opinion of the Company reasonably formed and held, there is no basis on which a claim should or could be made under any such policy.

                  2.7 LITIGATION. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of the Company and Sellers, threatened against the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  2.8 ERISA AND OTHER COMPLIANCE.

                           (a) The Company does not maintain, nor has it ever
maintained, any employee benefit plan or arrangement including, but not limited to, deferred compensation, stock option, stock purchase, bonus, incentive and severance plans and employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

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                           (b) The Company has complied with all the
requirements of Section 4980B of the Internal Revenue Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Internal Revenue
Code) occurring prior to and including the Closing Date, and no material tax payable on account of Section 4980B of the Internal Revenue Code has been incurred with respect to any current or former employees (or their beneficiaries) of the Company.

                  2.9 ABSENCE OF UNDISCLOSED LIABILITIES. At December 31, 1999 (the "Balance Sheet Date"), (i) the Company did not have any liabilities or obligations of any nature (matured or unmatured, fixed or contingent) which were material to the Company, taken as a whole, and were not provided for in the consolidated balance sheet of the Company at the Balance Sheet Date, a copy of which has been delivered to REI (the "Balance Sheet"); and (ii) all reserves established by the Company and set forth in the Balance Sheet were reasonably adequate.

                  2.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date there has not occurred:

                           (a) any change in the condition (financial or
otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of the Company, taken as a whole, that could reasonably constitute a Material Adverse Effect;

                           (b) any amendments or changes in the articles of
incorporation or bylaws of the Company, other than the amendment to the Company's articles of incorporation and bylaws changing the name of the Company to e-Destinations, Inc.;

                           (c) any damage, destruction or loss, whether covered
by insurance or not, that could reasonably constitute a Material Adverse Effect;

                           (d) any redemption, repurchase or other acquisition
of shares of the Common Stock by the Company (other than pursuant to arrangements with terminated employees or consultants), or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Common Stock;

                           (e) any material increase in or modification of the
compensation or benefits payable or to become payable by the Company to any of its directors or employees, except in the ordinary course of business consistent with past practice;

                           (f) any material increase in or modification of any
bonus, insurance or any employee arrangement (including, but not limited to, the granting of stock options, restricted stock awards or stock appreciation rights) made to, for or with any of its employees, other than in the ordinary course of business consistent with past practice;

                           (g) any acquisition or sale of a material amount of
property or assets of the Company, other than in the ordinary course of business consistent with past practices;

                           (h) any alteration in any term of any outstanding
security of the Company;

                           (i) any (A) incurrence, assumption or guarantee by
the Company of any debt for borrowed money; (B) issuance or sale of any securities convertible into or exchangeable for debt securities of the Company; or (C) issuance or sale of options or other rights to acquire from the Company, directly or indirectly, debt securities of the Company or any securities convertible into or exchangeable for any such debt securities;

                           (j) any creation or assumption by the Company of any
mortgage, pledge, security interest or lien or other encumbrance on any asset;

                           (k) any making of any loan, advance or capital
contribution to or investment in any person other than (i) travel loans or advances made in the ordinary course of business of the Company, (ii) other loans and advances in an aggregate amount which does not exceed $25,000 outstanding at any time and (iii) purchases on the open market of liquid, publicly traded securities;

                           (l) any entering into, amendment of, relinquishment,
termination or non- renewal by the Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business;

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                           (m) any transfer or grant of a right under the IP
Rights (as defined in Section 2.14), other than those transferred or granted in the ordinary course of business;

                           (n) any labor dispute or charge of unfair labor
practice (other than routine individual grievances), any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any campaign being conducted to solicit authorization from employees to be represented by the labor union; or

                           (o) any agreement or arrangement made by the Company
to take any action which, if taken prior to the date hereof, would have made any representation or warranty set forth in this Agreement untrue or incorrect unless otherwise disclosed.

                  2.11 NO DEFAULTS. The Company is not in default under, and there exists no event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default by the Company under, any contract or agreement to which the Company is a party and which would, if terminated or modified, have a Material Adverse Effect.

                  2.12 CERTAIN AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director or employee of the Company from the Company.

                  2.13 TAXES.

                           (a) For purposes of this Agreement, "Tax" or
collectively "Taxes" means any and all federal, state, local, and foreign taxes, assessments, and other governmental charges, duties, impositions, and liabilities, including taxes based upon or measured by gross receipts, income, profits, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, estimated, excise and property taxes, together with all interest, penalties, and additions imposed with respect to those amounts and any obligations under any agreements or arrangements with any other person with respect to those amounts and including any liability for taxes of a predecessor entity.

                           (b) (i) As of the Closing, the Company will have
prepared and filed all required federal, state, local, and foreign returns, estimates, information statements, and reports relating to any and all Taxes ("Returns") concerning or attributable to the Company that are required to be filed by or with respect to the Company on or prior to the Closing, and each of the Returns shall be true, correct, and complete in all material respects and shall have been completed in accordance with applicable law;

                                    (ii) As of the Closing, the Company: (A)
will have paid or accrued in accordance with generally accepted accounting principles all Taxes concerning or attributable to the Company relating to periods ending on or before the Closing regardless of whether reflected on Returns and (B) will have withheld with respect to their employees all federal and state income taxes, FICA, FUTA, and other Taxes required to be withheld;

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                                    (iii) The Company has not been delinquent in
the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of the statute of limitations on or extending the period for the assessment or collection of any Taxes;

                                    (iv) No audit or other examination of any
Return of the Company is presently in progress, nor has the Company been notified of any request for an audit or examination;

                                    (v) The Company does not have any
liabilities for unpaid federal, state, local and foreign Taxes which have not been accrued or reserved in accordance with generally accepted accounting principles on the Balance Sheet, and the Company does not have knowledge of any reasonable basis for the assertion of any liability attributable to the Company, or any of its assets and operations;

                                    (vi) The Company has made available to REI
or its counsel copies of all federal and state income Tax Returns for all periods between January 1, 1995 through and including December 31, 1998;

                                    (vii) There are (and as of immediately
following the Closing there will be) no liens, pledges, charges, claims, security interests, or other encumbrances of any sort (the "Liens") on the assets of the Company relating or attributable to Taxes other than liens for sales and payroll taxes not yet due and payable;

                                    (viii) The Company does not have knowledge
of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company;

                                    (ix) None of the assets of the Company is
property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Code Section 168(f)(8), and none of the assets is treated as "tax-exempt use property" within the meaning of Code
Section 168(h);

                                    (x) The Company has not filed any consent
agreement under Code Section 341(f) or agreed to have Code Section 341(f) apply to any disposition of a "subsection (f) asset" (as defined in Code Section 341(f)(4)) owned by the Company;

                                    (xi) The Company has not been included in
any "consolidated," "unitary," or "combined" Return provided for under the law of the United States or any state or locality with respect to Taxes for any taxable period;

                                    (xii) The Company is not a party to a tax
sharing, allocation, indemnification or similar agreement or arrangement, nor does the Company owe any amount under any agreement or arrangement;

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                                    (xiii) No Return of the Company contains a
disclosure statement under Code Section 6662 (or predecessor provision) or any similar provision of state, local, or foreign law;

                                    (xiv) The Company is not nor has it been at
any time a "United States real property holding corporation" within the meaning of Code Section 897(c)(2);

                                    (xv) No indebtedness of the Company consists
of "corporate acquisition indebtedness" within the meaning of Code Section 279;

                                    (xvi) The Company has not taken any action
not in accordance with past practice that would have the effect of deferring any Tax liability of the Company from any period ending on before the Closing Date to any taxable period ending after the Closing Date;

                                    (xvii) The Company was not acquired in a
"qualified stock purchase" under Code Section 338(d)(3), and no elections under Code Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to the Company or any predecessor corporations;

                                    (xviii) The tax bases of the assets of the
Company for purposes of determining future amortization, depreciation, and other federal income tax deductions are accurately reflected on the tax books and records of the Company; and

                                    (xvix) The Company, since the date of its
incorporation, has elected to be treated for tax purposes as an S corporation under the Code.

                  2.14 INTELLECTUAL PROPERTY. The Company owns or has acquired all material Intellectual Property Rights (as defined below), including rights to sell services, as necessary or required for the conduct of its business as presently conducted (the Intellectual Property Rights being referred to as the "IP Rights"), and these rights are reasonably sufficient for the conduct of its business. The term "Intellectual Property Rights" shall mean all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations, trademark registration applications, trade names (excluding the name "Bhindi's Travel"), service marks, service mark registrations, service mark registration applications, copyrights, copyright registrations, copyright registration applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object codes, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

                  2.15 FEES AND EXPENSES. The Company has not paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

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                  2.16 ENVIRONMENTAL MATTERS.

                           (a) None of the properties or facilities of the
Company is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about the properties or facilities, including, but not limited to, soil and ground water condition except where the violations would not constitute a Material Adverse Effect. During the time that the Company has owned or leased its properties and facilities, to the Company's knowledge, no third party has released, used, generated, manufactured or stored on, under or about the properties or facilities or transported to or from the properties or facilities any hazardous materials.

                           (b) During the time that the Company has owned or
leased its properties and facilities, there has been no litigation brought or threatened against the Company by, or any settlement reached by the Company with, any party or parties alleging the presence, disposal, release or threatened release of any hazardous materials on, from or under any of the properties or facilities.

                  2.17 INTERESTED PARTY TRANSACTIONS. No officer or director of the Company or any "affiliate" or "associate" (as those terms are defined in Rule 405 promulgated under the Securities Act of 1933 (the "Securities Act") of any such person has had, either directly or indirectly, a material interest in:
(i) any person or entity which purchases from or sells, licenses or furnishes to the Company any material amount of goods, property, technology or intellectual or other property rights or services; or (ii) any material contract or agreement to which the Company is a party or by which it may be bound or affected.

                  2.18 DISCLOSURE. No representation or warranty made by the Company in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by the Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

                  2.19 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

                  2.20 ACCOUNTS RECEIVABLE. The accounts receivable shown on the Company Balance Sheet as of the Balance Sheet Date, or thereafter acquired prior to the date hereof, have been and are (as the case may be) collectible within 120 days from the Closing Date in amounts not less than the aggregate amounts thereof carried on the books of the Company reduced by the reserves for discounts and bad debts taken on the Balance Sheet.

                  2.21 PERSONAL PROPERTY. The Company has good title, free and clear of all title defects, objections and liens, including without limitation, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest-retaining arrangements, to all of its machinery, equipment, furniture, inventory and other personal property. All personal property used in the business of the Company is in good operating condition. All of the leases to personal property utilized in the business of the Company are valid and enforceable against the Company and are not in default by the Company, or, to the knowledge of the Company or Sellers, are any of the other parties thereto in default thereof.

                  2.22 REAL PROPERTY. The Company does not own any real property. The Disclosure Schedule contains a list of all leases for real property to which the Company is a party, the square footage leased with respect to each lease and the expiration date of each lease. These leases are valid and enforceable and are not in default. To the best knowledge of the Company, the real property leased or occupied by the Company, the improvements located thereon, and the furniture, fixtures and equipment relating thereto (including plumbing, heating, air conditioning and electrical systems), conform to any and all applicable health, fire, safety, zoning, land use and building laws, ordinances and regulations. There are no outstanding contracts made by the Company for any improvements made to the real property leased or occupied by the Company that have not been paid for.

                  2.23 CONTRACTS. The Disclosure Schedule lists all oral or written agreements, notes, instruments, or contracts to which the Company is a party or by which its assets or properties may be bound which involve the payment or receipt of more than $25,000 (on an annual basis), or which have a term of more than one year, or which involve intellectual property, or which are employment or consulting agreements (the "Contracts"). The Company is not in default in performance of its obligations under any material provisions of the Contracts. Neither the Company nor Sellers have any knowledge of any violation of any Contract by any other party thereto and have no knowledge of any intent by any other party to a Contract not to perform its obligations under any Contract.

                  2.24 INVESTMENT REPRESENTATION. Each Seller acknowledges that, upon issuance, the Stock, the Options and the shares of Common Stock underlying the Options (the "Underlying Stock") will not have been "registered" and will therefore be "restricted securities" as these terms are used under the Securities Act and the rules and regulations thereunder. By their execution of this Agreement, each Seller agrees, represents and warrants that (i) his acquisition of the Stock, Options and Underlying Stock is for investment only, for his own account and not with a view to "distribution" as that term is used under the Securities Act, (ii) he is an "accredited investor" as that term is used in Regulation D under the Securities Act, and (iii) he has received copies of REI's Form 10-KSB for the fiscal year ended March 31, 1999, and Forms 10-QSB for the quarters ended June 30, 1999 and September 30, 1999. Each Seller agrees that he shall not at any time make any sale, pledge, hypothecation, gift or other transfer of Stock, Options or Underlying Stock except pursuant to an effective registration statement under the Securities Act or pursuant to the provisions of Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act, and in accordance with any applicable state "blue sky" or other securities laws, and that prior to making any sale or other disposition of Stock, Options or Underlying Stock pursuant to any such exemption, he shall, if requested by REI, obtain an opinion of counsel, satisfactory to REI's counsel, that such sale complies with applicable federal and state securities laws. Each Seller agrees that he has been informed that the

Stock, Options and Underlying Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and he understands that any sale of the Stock, Options or Underlying Stock made in reliance upon Rule 144, or any other like rule, can be made only in limited amounts in accordance with the terms and conditions of those rules and, if those rules are not applicable, any resale may require compliance with another available exemption under the Securities Act or, in the alternative, may require registration of the Stock, Options or Underlying Stock. Sellers acknowledge that, except as expressly set forth in the registration rights agreement attached hereto as Exhibit 4.3, REI makes no representation or covenant that it shall conduct its affairs so as to permit sales under Rule 144 and REI is under no obligation to register or repurchase the Stock, the Options or the Underlying Stock. Sellers acknowledge that REI shall cause a legend to be placed on the certificates representing the Stock, the Options and the Underlying Stock to reflect the foregoing.

         3. REPRESENTATIONS AND WARRANTIES OF REI.

                  REI hereby represents and warrants to the Company and Sellers that:

                  3.1 ORGANIZATION; GOOD STANDING; QUALIFICATION AND POWER. REI and each of its subsidiaries ("REI Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes qualification necessary, other than in jurisdictions where the failure to qualify would not have a Material Adverse Effect.

                  3.2 CAPITAL STRUCTURE. The authorized capital stock of REI consists of 20,000,000 shares of Common Stock, $.01 par value, 357,143 shares of Series A 5% Convertible Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), 371,429 shares of Series B 5% Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") and 4,271,428 shares of undesignated preferred stock, $.01 par value (the "REI Preferred Stock"). As of the date hereof and prior to the Closing, 6,418,692 shares of REI Common Stock are issued and outstanding, 1,183,739 shares of REI Common Stock are reserved for issuance upon the exercise of outstanding options and warrants to purchase REI Common Stock, no shares of Series A Preferred Stock are issued and outstanding, no shares of Series B Preferred Stock are issued and outstanding and no shares of REI Preferred Stock are issued and outstanding. All outstanding shares of REI Common Stock and Series B Preferred Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding rights, options, warrants, subscriptions, calls, convertible securities or agreements of any character or nature (other than as disclosed herein) under which REI is or may become obligated to issue or to transfer any shares of its capital stock of any kind.

                  3.3 AUTHORITY.

                           3.3.1 CORPORATE ACTION. REI has all requisite
corporate power and authority to enter into this Agreement and all other agreements, documents and/or instruments referred to or contemplated herein, including without limitation the registration rights agreement in the form of
EXHIBIT 4.3 and the option agreement in the form of EXHIBIT 1.2(B) (collectively, the "Transaction Documents") and to perform its obligations hereunder and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by REI and the consummation by REI of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of REI. The Transaction Documents have been duly executed and delivered by REI and each of the Transaction Documents is the valid and binding obligation of REI, enforceable in accordance with its terms, except that enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

                           3.3.2 NO CONFLICT. Neither the execution, delivery
and performance of this Agreement, nor the consummation of the transactions contemplated hereby nor compliance with the provisions hereof will conflict with, or result in any violations of, or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of REI or any of the REI Subsidiaries under, any term, condition or provision of (x) the certificate or articles of incorporation or bylaws of REI or any of the REI Subsidiaries or (y) any loan or credit agreement, note, bond, mortgage, indenture, lease or other material agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to REI or any of the REI Subsidiaries or their respective properties or assets, other than any such conflicts, violations, defaults, losses, liens, security interests, charges or encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect.

                           3.3.3 GOVERNMENTAL CONSENTS. No consent, approval,
order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by REI or any of the REI Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for securities law filings to be made in connection with the issuance of the Stock, the Options and the Underlying Stock.

                  3.4 SEC DOCUMENTS.

                           3.4.1 SEC REPORTS. REI has made available to the
Sellers or their counsel correct and complete copies of each report, schedule, registration statement and definitive proxy statement filed by REI with the Securities and Exchange Commission (the "SEC") on or after September 30, 1996 (the "REI SEC Documents"), which are all the documents (other than preliminary material) that REI was required to file with the SEC on or after that date. As of their respective dates or, in the case of registration statements, their effective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), none of the REI SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the REI SEC Documents complied when filed in all material respects with the then applicable requirements of the Securities Act or the Securities Exchange Act of 1934 (the "1934 Act"), as the case may be, and the rules and regulations promulgated by the SEC thereunder. REI has filed all documents and agreements which were required to be filed as exhibits to the REI SEC Documents.

                           3.4.2 FINANCIAL STATEMENTS. The financial statements
of REI included in the REI SEC Documents complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB promulgated by the SEC) and fairly present the financial position of REI as at the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

                  3.5 LITIGATION. There is no suit, action, arbitration, demand, claim or proceeding pending or, to the best knowledge of REI, threatened against REI or any of the REI Subsidiaries in connection with or relating to the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

                  3.6 FEES AND EXPENSES. REI has not paid or has become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated by this Agreement.

                  3.7 DISCLOSURE. No representation or warranty made by REI in this Agreement, nor any document, written information, written statement, financial statement, certificate or exhibits prepared and furnished or to be prepared and furnished by REI or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

         4. ADDITIONAL AGREEMENTS.

                  4.1 EMPLOYEE MATTERS. Following the Closing, all employees of the Company will either (i) continue to be employees of the Company or (ii) be offered employment by REI. In either case, those employees will be provided employment benefits that are at least comparable to those they currently receive from the Company. Notwithstanding the foregoing, REI makes no representation, warranty or promise as to the length of time that any such employee will remain in the employ of the Company or REI following the Closing (except with respect to those employees who become parties to employment agreements pursuant to
Section 4.2).

                  4.2 EMPLOYMENT AGREEMENT. On the Closing Date, REI and Rakesh Kapoor shall enter into an employment agreement substantially in the form attached hereto as EXHIBIT 4.2.

                  4.3 REGISTRATION RIGHTS AGREEMENTS. On the Closing Date, REI and each Seller shall enter into a registration rights agreement substantially in the form attached hereto as EXHIBIT 4.3.

                  4.4 LOCKUP AGREEMENTS. On the Closing Date, each Seller shall deliver to REI a lockup agreement in respect of a portion of the shares of Stock issued to such Seller hereunder in the form attached hereto as EXHIBIT 4.4.

                  4.5 TAX ELECTION. REI and each of the Sellers agree that in connection with the transactions contemplated by this Agreement, each party shall make an election under Section 338(h)(10) of the Code after the Closing and shall execute such documents as are necessary to effectuate such election.

                  4.6 FINAL DISTRIBUTION OF RETAINED EARNINGS. Within forty-five
(45) days after the Closing, Sellers shall deliver to REI a balance sheet of the Company at January 31, 2000 (the "Final Balance Sheet"). The Final Balance Sheet shall be prepared in accordance with generally accepted accounting principles and shall set forth the amount of retained earnings (the "Retained Earnings"), if any, of the Company as of such date. REI and its representatives shall have fifteen (15) days to review the Final Balance Sheet. If REI agrees with Sellers calculation of Retained Earnings, REI shall pay to Sellers such amount (in proportion to their prior ownership interest in the Company), via wire transfer to each Seller's account, within three (3) days of such determination. If REI disagrees with Sellers calculation of Retained Earnings, REI shall, within fifteen (15) days after the Closing, give written notice to Sellers of such disagreement. If REI and Sellers are unable to resolve any such disagreement within fifteen (15) days after REI gives Sellers notice, the disagreement shall be referred for final determination to any accounting firm of national reputation as may be reasonably acceptable to REI and Sellers. REI and Sellers may submit to the accounting firm any facts that they deem relevant to the determination, and the determination of the accounting firm shall be conclusive, non-appealable and binding upon REI and Sellers for all purposes. Any amount of Retained Earnings determined by the accounting firm shall be payable in the manner described above, via wire transfer to each Seller's account, by REI within three (3) days after REI and has been notified of such determination. REI and Sellers agree that the procedures established by this Section 4.6 shall constitute the exclusive procedures for determining the amount of Retained Earnings to be paid by REI to Sellers.

                  4.7 REPLACEMENT OF BONDS. Within one hundred twenty (120) days after the Closing, REI shall have replaced the Company's standby letters of credit issued to ARC and Emirates with REI's letters of credit in such amounts as are required by each of ARC and Emirates. Seller's agree to cooperate with REI in obtaining the successful release of the Company's current letters of credit.

         5. INDEMNIFICATION OF THE PARTIES.

                  5.1 INDEMNIFICATION BY SELLERS. Sellers shall, jointly and severally, indemnify, defend, protect and hold harmless REI and its respective successors and assigns and each of its respective directors, officers, employees, agents and affiliates (each an "REI Indemnified Party"), at all times from and after the date of this Agreement against all losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses ("Losses") (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation ("Legal Expenses")) based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of the Company or Sellers contained in or made in connection with this Agreement, and (ii) the breach by the Company or Sellers of, or the failure by the Company or Sellers to observe, any of their respective covenants or other agreements contained in or made in connection with this Agreement.

                  5.2 INDEMNIFICATION BY REI. REI shall indemnify, defend, protect and hold harmless Sellers (each a "Seller Indemnified Party"), at all times from and after the date of this Agreement against all Losses based upon, resulting from or arising out of (i) any inaccuracy or breach of any representation, or warranty of REI contained in or made in connection with this Agreement, and (ii) the breach by REI of, or the failure by REI to observe, any of its covenants or other agreements contained in or made in connection with this Agreement.

                  5.3 ADJUSTMENTS TO INDEMNIFICATION PAYMENTS. Any payment made to any REI Indemnified Party or any Seller Indemnified Party (each, an "indemnified party") pursuant to this Section 5 in respect of any claim will be net of any insurance proceeds realized by and paid to the indemnified party in respect of any such claim. The indemnified party will use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Section 5; PROVIDED, HOWEVER, that the indemnified party will not be obligated to make such an insurance claim if the indemnified party in its reasonable judgment believes the cost of pursuing such an insurance claim, together with any corresponding increase in insurance premiums or other chargebacks to the indemnified party, would exceed the value of the claim for which the indemnified party is seeking indemnification.

                  5.4 INDEMNIFICATION PROCEDURES.

                           (a) Promptly after receipt by an indemnified party of
notice of the commencement of any action, suit or proceeding by a person not a party to this Agreement in respect of which the indemnified party will seek indemnification hereunder (a "Third Party Action"), the indemnified party shall notify the party required to provide indemnification (the "indemnifying party") in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under
Section 5.1 or 5.2, except to the extent that the indemnifying party is prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such Third Party Action and to assume control of such defense (including settlement of such Third Party Action) with counsel reasonably satisfactory to such indemnified party; PROVIDED, HOWEVER, that:

                           (b) the indemnified party shall be entitled to
participate in the defense of such Third Party Action and to employ counsel at its own expense (which shall not constitute Legal Expenses for purposes of this Agreement) to assist in the handling of such Third Party Action;

                           (c) the indemnifying party shall obtain the prior
written approval of the indemnified party before entering into any settlement of such Third Party Action or ceasing to defend against such Third Party Action, if pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party or the indemnified party would be adversely affected thereby;

                           (d) no indemnifying party shall consent to the entry
of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each indemnified party of a release from all liability in respect of such Third Party Action; and

                           (e) the indemnifying party shall not be entitled to
control the defense of any Third Party Action unless the indemnifying party confirms in writing its assumption of such defense and continues to pursue the defense reasonably and in good faith. After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such Third Party Action in accordance with the foregoing, (i) the indemnifying party shall not be liable to such indemnified party hereunder for any Legal Expenses subsequently incurred by such indemnified party attributable to defending against such Third Party Action, and (ii) as long as the indemnifying party is reasonably contesting such Third Party Action in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge the claim underlying, such Third Party Action without the indemnifying party's prior written consent. If the indemnifying party does not assume control of the defense of such Third Party Action in accordance with this Section 5.4, the indemnified party shall have the right to defend and/or settle such Third Party Action in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party will promptly reimburse the indemnified party therefor in accordance with this Section 5.4. The reimbursement of fees, costs and expenses required by this Section 5.4 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

                           (f) If an indemnified party has actual knowledge of
any facts or circumstances other than the commencement of a Third Party Action which cause in good faith it to believe that it is entitled to indemnification under this Section 5, then such indemnified party shall promptly give the indemnifying party notice thereof in writing, but any failure to so notify the indemnifying party shall not relieve it from any liability that it may have to the indemnified party under Section 5.1 or 5.2, except to the extent that the indemnifying party is prejudiced by the failure to give such notice.

                  5.5 MANNER OF INDEMNIFICATION. All indemnification under this
Section 5 shall be effected by the payment of cash, check or delivery of a bank cashier's check, or by a combination of the foregoing.

         6. CLOSING.

                  6.1 CLOSING DATE. The closing of the transactions contemplated by this Agreement ("Closing") will take place at the offices of Rutan & Tucker LLP, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626 on the date hereof ("Closing Date").

                  6.2 DELIVERIES BY THE COMPANY AND SELLERS AT THE CLOSING. At the Closing, the Company and Sellers shall deliver to REI;

                           (a) Certificates representing all of the Shares, free
of liens or encumbrances, duly endorsed by each Seller in favor of REI;

                           (b) The opinion of Niranjan D. Patel, Esq. based upon
reasonably requested certifications as to factual matters and dated the Closing Date regarding the status and authority of the Company, the authorization of this Agreement and the transactions contemplated hereby by the Company, and the binding effect of this Agreement on the Company and Sellers;

                           (c) The employment agreement between Rakesh Kapoor
and REI in form of EXHIBIT 4.2 attached hereto;

                           (d) The registration rights agreements between each
Seller and REI in the form of EXHIBIT 4.3 attached hereto;

                           (e) The lockup agreements executed by each Seller in
favor of REI in the form of EXHIBIT 4.4 attached hereto; and

                           (f) The resignations of each of the Sellers as
directors and officers of the Company.

                  6.3 DELIVERIES BY REI AT THE CLOSING. At the Closing, REI shall deliver to Sellers:

                           (a) Certificates representing the Stock, with
facsimile signatures of appropriate REI officers and endorsement by REI's transfer agent;

                           (b) Option agreements representing the Options;

                           (c) The opinion of Rutan & Tucker LLP, based upon
reasonably requested certifications as to factual matters and dated the Closing Date, regarding the status and authority of REI, the authorization of this Agreement and the transactions contemplated hereby by REI, and the binding effect of this Agreement on REI;

                           (d) The employment agreement between Rakesh Kapoor
and REI in form of EXHIBIT 4.2 attached hereto;

                           (e) The registration rights agreements between each
Seller and REI in the form of EXHIBIT 4.3 attached hereto.

         7. NON-COMPETITION.

                  7.1 DEFINITIONS. For purposes of this Section 7, the following terms shall have the following meanings:

                           (a) "Business" shall mean the travel agency business
conducted by the Company as of, or immediately preceding the date of this Agreement, or conducted or developed by REI, the Company or any of their respective subsidiaries or affiliates during the Non- Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period.

                           (b) "Business Territory" shall mean the areas set
forth in EXHIBIT 7.1(B) attached hereto.

                           (c) "Compete" shall mean, with respect to the
Business: (i) managing, supervising or otherwise participating in a management or sales capacity; or (ii) otherwise managing, operating, controlling, participating in the ownership, management or control of, or being connected with or having any interest in, as a stockholder, agent, partner, lender, consultant, advisor or otherwise, any business or person that provides goods, products or services competitive with those provided by the Business; PROVIDED, HOWEVER, that nothing contained herein will prohibit a Seller from owning less than one percent of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market.

                           (d) "Customer Non-Solicitation Period" shall mean,
with respect to each Seller, the later of: (i) the period commencing on the Closing Date and continuing for a period of three years after such date; and
(ii) three years after the termination of such Seller's employment, if any, by the Company, REI or any of their respective subsidiaries or affiliates; PROVIDED, HOWEVER, that the Customer Non-Solicitation Period with respect to each Seller shall be extended by the number of days in which such Seller is or was engaged in activities constituting a breach of Section 7.4.

                           (e) The term "Customers" shall mean, with respect to
each Seller, any person that, as of or immediately preceding the date of this Agreement, or during the Non- Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period is or was a client or customer of the Company, REI or any of their respective subsidiaries or affiliates relating to the Business.

                           (f) The words "directly or indirectly," as they
modify the word "Compete" or "Competing," shall mean: (i) acting as an agent, representative, consultant, officer, director, member, independent contractor or employee of any person that is Competing with the Business; (ii) participating in any such Competing person or enterprise as an owner, partner, limited partner, joint venturer, member, creditor or shareholder (except as expressly permitted herein); or (iii) communicating to any such Competing person or enterprise the names or addresses or any other information concerning any Customer or any other confidential information of the Business.

                           (g) "Employees" shall mean: (i) any employee of the
Company, REI or any of their respective subsidiaries or affiliates as of, or immediately prior to the date of this Agreement or during the Non-Competition Period, the Employee Non-Solicitation Period or the Customer Non-Solicitation Period, and who performs services related to the Business; or (ii) any former employee of the Company, REI or any of their respective subsidiaries or affiliates whose employment with the Company, REI, or any of their respective subsidiaries or affiliates ceased less than one year before the date of co-venturing, solicitation, inducement or recruitment and who performed services related to the Business.

                           (h) "Employee Non-Solicitation Period" shall mean,
with respect to each Seller, the later of: (i) the period commencing on the Closing Date and continuing for a period of three years after such date; and
(ii) three years after the termination of such Seller's employment, if any, by the Company, REI or any of their respective subsidiaries or affiliates; PROVIDED, HOWEVER, that the Employee Non-Solicitation Period with respect to each Seller shall be extended by the number of days in which such Seller is or was engaged in activities constituting a breach of Section 7.3.

                           (i) "Non-Competition Period" shall mean, with respect
to each Seller, the period commencing on the Closing Date and continuing for a period of three years after such date; PROVIDED, that if any Seller's employment, if any, with the Company or REI, or any of their respective subsidiaries or affiliates, is terminated by REI, the Company or any of their respective affiliates other than for "cause" (as that term is defined in such Seller's employment agreement) (i.e., without cause), then the provisions of this subsection (i) shall terminate as of the date of such termination of employment.

                           (j) The term "person" shall mean any natural person,
firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Entity or other entity.

                           (k) The term "Prospective Customer" shall mean any
person that REI, the Company, or any of their respective subsidiaries or affiliates has contacted, or has developed a strategy or plan to contact, for the purpose of acquiring such person as a customer or client.

                  7.2 NON-COMPETITION. During the Non-Competition Period, no Seller shall, and no Seller shall permit any of such Seller's affiliates to, directly or indirectly Compete with the Business in the Business Territory. Set forth in the Company Disclosure Schedule is a complete and accurate listing of all states within the United States and all foreign countries and territories in which the Company has sold or marketed its products or services or conducted its business within the three- year period prior to the date of this Agreement.

                  7.3 NON-SOLICITATION OF EMPLOYEES. Sellers recognize that the Employees are a valuable resource of REI and the Company. Accordingly, during the Employee Non-Solicitation Period, no Seller shall, either alone or in conjunction with any other person or entity, directly or indirectly go into business with any Employee or solicit, induce or recruit any Employee to leave the employ of REI, the Company, or any of their respective subsidiaries or affiliates.

                  7.4 NON-SOLICITATION OF CUSTOMERS. Sellers recognize that the customers are a valuable resource of REI and the Company. Accordingly, during the Employee Non-Solicitation Period, no Seller shall, either alone or in conjunction with any other person or entity, directly or indirectly call on, solicit, take away, accept as a client, customer or prospective client or customer, or attempt to call on, solicit, take away, accept as a client, customer or prospective client or customer a Customer or Prospective Customer.

                  7.5 ADDITIONAL AGREEMENTS. Each Seller hereby expressly agrees and acknowledges that:

                           (a) REI and the Company have protectable business
interests throughout the Business Territory, and that competition with and against such business interests would be harmful to REI or the Company, as the case may be;

                           (b) the covenants contained in this Section 7 are
reasonable as to time and geographical area and do not place any unreasonable burden upon each Seller's ability to earn a livelihood;

                           (c) the public will not be harmed as a result of
enforcement of the covenants contained in this Section 7;

                           (d) the personal legal counsel for each Seller has
reviewed the covenants contained in this Section 7;

                           (e) the parties have entered into the covenants
contained herein in connection with and as a condition precedent to the consummation of the Agreement, pursuant to which REI shall acquire the Company; the agreements, actions, covenants, and promises contained herein are intended to protect and ensure the value of Business, including its goodwill, which actions, covenants, and promises are a material consideration to REI in connection with the Agreement; and, to the extent that the laws of any jurisdiction in which this Agreement shall be interpreted, construed, and/or enforced distinguish between covenants given in connection with the sale of a business and its goodwill and covenants given in connection with employment, this covenant will be given the broader interpretation customarily given to covenants in connection with the sale of a business and the transfer of goodwill to REI, notwithstanding any employment of each Seller by REI or the Company following the Closing; and

                           (f) each Seller understands and agrees to each and
every term and condition contained in this Section 7.

                  7.6 REMEDIES; ENFORCEABILITY. Each Seller recognizes and acknowledges that irreparable damage will result to REI in the event of a breach by that Seller or any of that Seller's affiliates of the provisions of this
Section 7, and, accordingly, in the event of such a breach, REI will be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to an injunction to restrain the violation thereof. If any provision of this Section 7 shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of the scope, duration, area of its applicability, or any other reason, the court making such determination will have the power to modify such scope, duration, or area, or all of them, or to strike an invalid or unenforceable provision, in whole or in part, to the extent necessary to make such scope, duration, area, or provision valid and enforceable.

         8. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until three years after the Closing Date, whereupon the representations, warranties and covenants will expire (except for covenants, such as those contained in Sections 4.5, 5 and 7, that by their terms survive for a longer period).

         9. MISCELLANEOUS.

                  9.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms and the interpretation and enforcement of the rights and duties of the parties hereto.

                  9.2 ASSIGNMENT: BINDING UPON SUCCESSORS AND ASSIGNS. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  9.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the interest of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purpose of the void unenforceable provision.

                  9.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

                  9.5 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

                  9.6 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

                  9.7 EXPENSES. REI, on the one hand, and Sellers, on the other, will each bear their own expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

                  9.8 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

                  9.9 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following address (at such other address for a party as shall be specified by like notice):

                  If to the Company to:       e-Destinations, Inc.
                                              18516 Pioneer Boulevard
                                              Artesia, California 90701
                                              Attention: President
                                              Telecopier: (562) 402-7413

                  With a copy to:             Niranjan D. Patel, Esq.
                                              17127 Pioneer Boulevard, Suite H
                                              Artesia, California 90701
                                              Telecopier: (562) 924-8580

                  If to REI to:               Research Engineers, Inc.
                                              22700 Savi Ranch Parkway
                                              Yorba Linda, California 92887
                                              Attention: Chief Executive Officer
                                              Telecopier: (714) 974-4771

                  With a copy to:             Rutan & Tucker, LLP
                                              611 Anton Boulevard, Suite 1400
                                              Costa Mesa, California 92626
                                              Attention: Larry A. Cerutti, Esq.
                                              Telecopier: (714) 546-9035

                  If to Sellers to:           Vinod Bhindi
                                              18508 Pioneer Boulevard
                                              Artesia, CA 90701

                                              Dhanesh Bhindi
                                              18508 Pioneer Boulevard
                                              Artesia, CA 90701

                                              Rakesh Kapoor
                                              18508 Pioneer Boulevard
                                              Artesia, CA 90701

                                              Jayent Bhindi
                                              18508 Pioneer Boulevard
                                              Artesia, CA 90701

                  With a copy to:             Niranjan D. Patel, Esq.
                                              17127 Pioneer Boulevard
                                              Artesia, California 90701

                  All notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a telecopy, when the party receiving the copy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized overnight courier, on the business day following dispatch, and (d) in the case of mailing, on the third business day following such mailing.

                  9.10 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a Section in, or Exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

                  9.11 NO JOINT VENTURE. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other. The status of the parties hereto is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

                  9.12 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

                  9.13 ABSENCE OF THIRD PARTY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

                  9.14 ENTIRE AGREEMENT. This Agreement and the schedules and exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized respective officers as of the date first above written.

                                         RESEARCH ENGINEERS, INC.,
                                         a Delaware corporation


                                         By: /s/ Jyoti Chatterjee
                                             -----------------------------------
                                             Jyoti Chatterjee, President


                                         By: /s/ Wayne L. Blair
                                             -----------------------------------
                                             Wayne L. Blair, Secretary


                                         e-DESTINATIONS, INC.,
                                         a California corporation


                                         By: /s/ Vinod Bhindi
                                             -----------------------------------
                                             Vinod Bhindi, President


                                         By: /s/ Rakesh Kapoor
                                             -----------------------------------
                                             Rakesh Kapoor, Vice President and
                                                  Secretary


                                         /s/ Vinod Bhindi
                                         ---------------------------------------
                                         VINOD BHINDI, an individual


                                         /s/ Dhanesh Bhindi
                                         ---------------------------------------
                                         DHANESH BHINDI, an individual


                                         /s/ Rakesh Kapoor
                                         ---------------------------------------
                                         RAKESH KAPOOR, an individual



                                         /s/ Jayent Bhindi
                                         ---------------------------------------
                                         JAYENT BHINDI, an individual

                               DISCLOSURE SCHEDULE

                                 EXHIBIT 1.2(a)

                            FORM OF OPTION AGREEMENT

                                 EXHIBIT 1.2(b)

                    ALLOCATION OF SHARES OF STOCK AND OPTIONS


                                    No. of                       No. of
     Seller                     Shares of Stock                  Options
     ------                     ---------------                  -------

Rakesh Kapoor                       15,000                       25,000
Dhanesh Bhindi                       4,998                        8,330
Vinod Bhindi                         5,001                        8,335
Jayent Bhindi                        5,001                        8,335

                                   EXHIBIT 4.2

                              EMPLOYMENT AGREEMENT

                                                    EXHIBIT 4.3

                                           REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT 4.4

                                LOCKUP AGREEMENT

                                 EXHIBIT 7.1(b)

                            NON-COMPETITION TERRITORY

                 Counties, Countries and Political Subdivisions
                       Subject to Covenant Not to Compete
                       ----------------------------------

The following counties in the State of California:

                Alameda                            Orange
                Alpine                             Placer
                Amador                             Plumas
                Butte                              Riverside
                Calaveras                          Sacramento
                Colusa                             San Benito
                Contra Costa                       San Bernardino
                Del Norte                          San Francisco
                El Dorado                          San Joaquin
                Fresno                             San Luis Obispo
                Glenn                              San Mateo
                Humboldt                           Santa Barbara
                Imperial                           Santa Clara
                Inyo                               Santa Cruz
                Kern                               Shasta
                Kings                              San Diego
                Lake                               Sierra
                Lassen                             Siskiyou
                Los Angeles                        Solano
                Madera                             Sonoma
                Marin                              Stanislaus
                Mariposa                           Sutter
                Mendocino                          Tehama
                Merced                             Trinity
                Modoc                              Tulare
                Mono                               Tuolumne
                Monterey                           Ventura
                Napa                               Yolo
                Nevada                             Yuba

All counties and political subdivisions in every state of the United States. All countries of the world.